UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2013
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On December 10, 2013, Post Holdings, Inc. (the “Company”) announced the pricing of its offering of 3,000,000 shares of a newly created series of convertible preferred stock to be designated as its 2.5% Series C Cumulative Perpetual Convertible Preferred Stock (the “Preferred Stock”). The Company also has granted the initial purchasers of the Preferred Stock a 30-day option to purchase up to an additional 450,000 shares of Preferred Stock. Proceeds net of fees from this offering are expected to be approximately $290.5 million, or approximately $334.0 million if the initial purchasers exercise their option in full. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include, among other things, financing the pending acquisitions and any additional acquisition opportunities, working capital and capital expenditures. The offering is expected to close on December 16, 2013, subject to customary closing conditions.
Dividends will be payable on the Preferred Stock when, as, and if, declared by the Company’s Board of Directors on a cumulative basis quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2014 at a rate of 2.5% per year on the liquidation preference of $100 per share. The holders of the Preferred Stock will have the right at any time to convert each share of Preferred Stock into shares of the Company’s common stock at an initial conversion rate of 1.8477 shares of the Company’s common stock, which represents an initial conversion price of approximately $54.12 per share of common stock, plus cash in lieu of any fractional shares. The conversion rate, and thus the conversion price, will be subject to adjustment under certain circumstances. On or after February 15, 2019, the Company will have the right under certain circumstances to redeem some or all of the Preferred Stock.
A copy of the press release announcing the pricing of the Preferred Stock is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The Preferred Stock was offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 10, 2013	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibits Number	Description

99.1	Press Release dated December 10, 2013

4